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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION FOURTH QUARTER

EARNINGS PER SHARE $0.73 BEFORE 1 CENT CHARGE;

FISCAL 2001 EPS $1.56 BEFORE UNUSUAL ITEMS

        MINNEAPOLIS, February 28, 2002 – Target Corporation today reported earnings per share for the fourth quarter ended Feb. 2, 2002 of 73 cents, compared with 61 cents in the fourth quarter 2000, before a 1 cent extraordinary charge in the current quarter for debt repurchase. On the same basis, fourth-quarter net earnings increased 20.1 percent to $663 million, compared with $552 million in 2000. All earnings per share figures refer to diluted earnings per share.

        For the full year, diluted earnings per share before unusual items were $1.56, an increase of 12.4 percent compared with $1.38 in 2000. On the same basis, net earnings were $1.416 billion, up 12.0 percent compared with $1.264 billion. Including unusual items, 2001 net earnings grew 8.3 percent to $1.368 billion and earnings per share rose 8.6 percent to $1.50. In addition to the fourth quarter extraordinary charge for debt repurchase, unusual items in 2001 included a third quarter pre-tax charge of $67 million, or 5 cents per share, related to the impact of restoring our securitized accounts receivable to our financial statements.

        "We are extremely pleased with our overall results for fiscal 2001, particularly the strength of our fourth quarter," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "In 2002, we will continue to manage our business with a disciplined approach and, over the long-term, we remain confident in our ability to achieve average annual earnings per share growth of 15 percent."

Full-Year Results
        For fiscal 2001, a 52-week year, total revenues increased 8.1 percent to $39.888 billion from $36.903 billion in 2000, a 53-week period. This revenue growth reflected 52-week comparable store sales growth of 2.7 percent as well as contribution from Target's new store expansion and from credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

        The company's full-year gross margin rate was essentially unchanged from a year ago as rate improvements at both Target and Mervyn's were offset by unfavorable rate performance at Marshall Field's and the mix impact of growth at Target, our lowest gross margin rate division. (Gross margin rate represents gross margin as a percentage of sales.)

        The full-year expense rate, excluding credit card operations, was favorable to the prior year, benefiting from overall growth at Target, our lowest expense rate division, offset by lack of sales leverage at both Mervyn's and Marshall Field's. (Expense rate represents selling, general and administrative expenses as a percentage of sales. This measure of expense includes buying and occupancy, advertising, start-up and other expense, and excludes depreciation and expenses associated with credit card operations.)

        The full-year contribution of the company's credit card operations increased 11.2 percent to $445 million from $400 million last year, on growth in average receivables serviced of 15.8 percent. At year-end, gross receivables serviced were $4.092 billion, a significant increase from $2.905 billion at year-end last year, principally due to the national rollout of the Target Visa credit card. Results of credit card operations are reflected in the pre-tax segment profit of each of our three business segments.

        For the year, pre-tax segment profit increased 10.6 percent to $2.965 billion, compared with $2.682 billion in 2000. Target's pre-tax profit increased 14.5 percent; Mervyn's pre-tax profit grew 6.1 percent; and Marshall Field's pre-tax profit declined 29.8 percent. (Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.)

Fourth-Quarter Results
        Reflecting a 13-week vs. 14-week comparison, fourth-quarter revenues increased 7.4 percent to $13.237 billion from $12.324 billion in the same period last year. Thirteen-week comparable-store sales for fourth quarter 2001 increased 4.6 percent.

        Both the gross margin rate and the expense rate in the quarter were favorable to the prior year period. Gross margin rate increased principally due to exceptional strength at Target Stores. Contribution from the corporation's credit card operations to pre-tax segment profit was essentially even with last year.

        Fourth-quarter 2001 pre-tax segment profit increased 17.9 percent to $1.272 billion, compared with $1.079 billion in the fourth quarter of 2000, due to strong growth at Target and Mervyn's, slightly offset by the results of Marshall Field's.

Other Factors
        Fourth-quarter and full-year gross margin results include a pre-tax LIFO charge of $8 million in 2001, compared with a $4 million charge in the same periods in 2000. On a year-over-year basis, LIFO had no impact on earnings per share.

        Net interest expense and interest equivalent for the quarter decreased $7 million compared with fourth quarter 2000 reflecting the benefit of a lower average portfolio interest rate and one less week in the current quarter, partially offset by substantially higher average funded balances. For the full year, net interest expense and interest equivalent increased $16 million due to higher average funded balances, partially offset by a lower average portfolio interest rate and the effect of one less week in 2001.

        The company's annual effective income tax rate was 38.0 percent, compared with 38.4 percent last year.

Miscellaneous
        Target Corporation will webcast its fourth quarter earnings conference call at 9:30am CST today. Investors and the media are invited to listen to the call through the company's website at www.target.com (click on "company/Target Corporation/investor information/investors overview"). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on March 1, 2002. The replay number is (888) 562-3873.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2000 Form 10-K.

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At year-end, the company operated 1,381 stores in 47 states. This included 1,053 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Target Corporation news releases are available at www.target.com or www.prnewswire.com,.

###

(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	(Unaudited) Three Months Ended			Year Ended
(Millions, except per share data)	February 2, 2002	February 3, 2001	% Change	February 2, 2002	February 3, 2001	% Change
Sales	$13,002	$12,182	6.7%	$39,176	$36,362	7.7%
Net credit revenues	235	142	64.8	712	541	31.5

Total revenues	13,237	12,324	7.4	39,888	36,903	8.1
Cost of sales	9,150	8,639	5.9	27,246	25,295	7.7
Selling, general and administrative expense	2,445	2,339	4.5	8,420	7,900	6.6
Credit expense	163	83	94.5	463	290	59.5
Depreciation and amortization	283	247	14.5	1,079	940	14.8
Interest expense	127	121	4.7	464	425	9.1

Earnings before income taxes and extraordinary charges	1,069	895	19.5	2,216	2,053	7.9
Provision for income taxes	406	343	18.4	842	789	6.7

Net earnings before extraordinary charges	663	552	20.1	1,374	1,264	8.7
Extraordinary charge from debt extinguishment, net of tax	5	—		6	—

Net earnings	$658	$552	19.3%	$1,368	$1,264	8.3%

Earnings before extraordinary charges	$0.73	$0.62	19.1%	$1.52	$1.40	8.9%
Extraordinary items	(0.01)	—		(0.01)	—

Basic earnings per share	$0.73	$0.62	18.3%	$1.52	$1.40	8.5%

Earnings before extraordinary charges	$0.73	$0.61	19.4%	$1.51	$1.38	9.1%
Extraordinary items	(0.01)	—		(0.01)	—

Diluted earnings per share	$0.72	$0.61	18.5%	$1.50	$1.38	8.6%

Weighted average common shares outstanding:
Basic	903.9	896.5		901.5	903.5
Diluted	913.6	907.8		909.8	913.0

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Millions)	February 2, 2002	February 3, 2001
ASSETS
Cash and cash equivalents	$499	$356
Accounts receivable, net of allowance of $261	3,831	—
Receivable-backed securities	—	1,941
Inventory	4,449	4,248
Other	869	759

Total current assets	9,648	7,304

Property and equipment, net	13,533	11,418
Other	973	768

Total assets	$24,154	$19,490

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts payable	$4,160	$3,576
Current portion of long-term debt and notes payable	905	857
Other	1,989	1,868

Total current liabilities	7,054	6,301

Long-term debt	8,088	5,634
Other	1,152	1,036
Shareholders' investment	7,860	6,519

Total liabilities and shareholders' investment	$24,154	$19,490

Common shares outstanding	905.2	897.8

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(Millions)	February 2, 2002	February 3, 2001
OPERATING ACTIVITIES
Net earnings before extraordinary items	$1,374	$1,264
Reconciliation to cash flow:
Depreciation and amortization	1,079	940
Deferred tax provision	49	1
Other non-cash items affecting earnings	211	237
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	(963)
Inventory	(201)	(450)
Other current assets	(91)	(9)
Other assets	(207)	13
Accounts payable	584	62
Accrued liabilities	29	(23)
Income taxes payable	128	87

Cash flow provided by operations	1,992	2,122

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,163)	(2,528)
Increase in receivable-backed securities	(174)	(217)
Proceeds from disposals of property and equipment	32	57
Other	(5)	(4)

Cash flow required by investing activities	(3,310)	(2,692)

Net financing requirements	(1,318)	(570)

FINANCING ACTIVITIES
(Decrease)/increase in notes payable, net	(8)	245
Additions to long-term debt	3,250	2,000
Reductions of long-term debt	(1,602)	(806)
Dividends paid	(203)	(190)
Repurchase of stock	(20)	(585)
Other	44	42

Cash flow provided by financing activities	1,461	706

Net increase in cash and cash equivalents	143	136

Cash and cash equivalents at beginning of year	356	220

Cash and cash equivalents at end of period	$499	$356

Target Corporation
(Millions)

REVENUES

	(Unaudited) Three Months Ended				Year Ended
			% Change				% Change
	February 2, 2002	February 3, 2001	14 weeks	13 weeks	February 2, 2002	February 3, 2001	53 weeks	52 weeks
Target	$10,941	$9,901	10.5%	15.9%	$32,588	$29,278	11.3%	13.1%
Mervyn's	1,269	1,316	(3.5)	(0.1)	4,038	4,152	(2.7)	(1.7)
Marshall Field's	866	944	(8.3)	(4.4)	2,829	3,011	(6.1)	(4.8)
Other	161	163	(0.5)	3.6	433	462	(6.3)	(5.0)

TOTAL	$13,237	$12,324	7.4%	12.5%	$39,888	$36,903	8.1%	9.7%

COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.
The calculations are on a 13 and 52 week basis.

	% Change Three Months Ended February 2, 2002	% Change Year Ended February 2, 2002
Target	6.2%	4.1%
Mervyn's	0.1	(1.5)
Marshall Field's	(5.6)	(5.7)

TOTAL	4.6%	2.7%

INVENTORY

	February 2, 2002	February 3, 2001	% Change
Target	$3,348	$3,090	8.3%
Mervyn's	523	561	(6.7)
Marshall Field's	348	396	(12.1)
Other	230	201	14.3

TOTAL	$4,449	$4,248	4.7%

NUMBER OF STORES AND RETAIL SQUARE FEET
(Unaudited)

	Number of Stores		Retail Square Feet
	February 2, 2002	February 3, 2001	February 2, 2002	February 3, 2001
Target*	1,053	977	125,203	112,939
Mervyn's	264	266	21,425	21,555
Marshall Field's	64	64	14,638	14,584

TOTAL	1,381	1,307	161,266	149,078

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

*
Includes 62 SuperTargets in 2001 and 30 SuperTargets in 2000.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION

        Pre-tax segment profit is earnings before LIFO, securitization effects, interest, other expense and unusual items.

	(Unaudited) Three Months Ended			Year Ended
	February 2, 2002	February 3, 2001	% Change	February 2, 2002	February 3, 2001	% Change
Target	$1,078	$892	20.9%	$2,546	$2,223	14.5%
Mervyn's	131	108	20.8	286	269	6.1
Marshall Field's	63	79	(20.2)	133	190	(29.8)

Total pre-tax segment profit	1,272	1,079	17.9	2,965	2,682	10.6
LIFO provision	(8)	(4)		(8)	(4)
Securitization adjustments:
Unusual item	—	—		(67)	—
Interest equivalent	—	(13)		(27)	(50)
Interest expense	(127)	(121)		(464)	(425)
Other	(68)	(46)		(183)	(150)

Earnings before income taxes and extraordinary charges	$1,069	$895	19.5%	$2,216	$2,053	7.9%

EBITDA (Unaudited)

EBITDA is pre-tax segment profit before depreciation and amortization. This presentation is not intended to be a substitute for GAAP reported measures of profitability and cash flow.

	Three Months Ended			Year Ended
	February 2, 2002	February 3, 2001	% Change	February 2, 2002	February 3, 2001	% Change
Target	$1,284	$1,069	20.2%	$3,330	$2,883	15.5%
Mervyn's	163	141	15.0	412	400	3.0
Marshall Field's	95	112	(14.8)	268	323	(16.9)

Total segment EBITDA	1,542	1,322	16.7	4,010	3,606	11.2
Segment depreciation and amortization	(270)	(243)		(1,045)	(924)

Pre-tax segment profit	$1,272	$1,079	17.9%	$2,965	$2,682	10.6%

	Three Months Ended		Year Ended
	February 2, 2002	February 3, 2001	February 2, 2002	February 3, 2001
Pre-tax Segment Profit as a % of Revenues:
Target	9.9%	9.0%	7.8%	7.6%
Mervyn's	10.3%	8.2%	7.1%	6.5%
Marshall Field's	7.3%	8.3%	4.7%	6.3%
EBITDA as a % of Revenues:
Target	11.7%	10.8%	10.2%	9.8%
Mervyn's	12.8%	10.7%	10.2%	9.6%
Marshall Field's	11.0%	11.9%	9.5%	10.7%

CONTRIBUTION FROM CREDIT CARD OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
	February 2, 2002	February 3, 2001	February 2, 2002	February 3, 2001
From Financial Statements:
Net credit revenues	235	142	712	541
Credit expense	163	83	463	290

	72	59	249	251
Adjustments:
Intra-company merchant fees	34	34	102	99
Securitization adjustments:
Unusual item	—	—	67	—
Interest equivalent	—	13	27	50

Contribution from credit card operations	106	106	445	400

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TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE $0.73 BEFORE 1 CENT CHARGE; FISCAL 2001 EPS $1.56 BEFORE UNUSUAL ITEMS
CONSOLIDATED RESULTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
CONSOLIDATED STATEMENTS OF CASH FLOWS